Exhibit 10.2

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

On October 27, 2005, the Board of Directors of J.B. Hunt Transport Services, Inc. (“the Company”) approved the following base salaries (effective as of October 30, 2005) and the following other compensation amounts (effective January 1, 2006) as indicated:

				Other Annual		All Other
	Base	Bonus		Compensation		Compensation
Named Executive Officer	Salary	($)		($)		($)

Wayne Garrison Chairman of the Board	$500,000		(1)		(2)		(3)

Kirk Thompson President and CEO	$600,000		(1)		(2)		(3)

Jerry Walton EVP, Finance/Administration and CFO	$355,000		(1)		(2)		(3)

Paul Bergant EVP, Marketing, CMO, President of Intermodal	$315,000		(1)		(2)		(3)

Craig Harper EVP, Operations and COO	$305,000		(1)		(2)		(3)

(1)   The Company has a performance-based bonus program that is related to the Company’s earnings per share (EPS) for calendar year 2006.  According to the 2006 EPS bonus plan, each of the company’s named executive officers may earn a bonus ranging from 5% to 220% of his annual base salary.  Based on the Company’s current expectations for 2006 EPS, each named executive officer can be projected to earn a bonus equal to between 55% and 85% of his base salary.

(2)   The Company will reimburse each named executive officer up to $10,000 for actual expenses incurred for tax and estate plan preparation services.

(3)   The Company has a 401(k) retirement plan that includes matching contributions on behalf of each of the named executive officers.  The plan is expected to pay each named executive officer approximately $6,000 during 2006.